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                                                                    EXHIBIT B-25

                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF ANNUAL MEETING OF THE
                              BOARD OF DIRECTORS OF
                          ENERGYUSA (CONNECTICUT), INC.
                           Dated as of April 11, 2001


         The undersigned, being all of the directors of ENERGYUSA (CONNECTICUT), a Connecticut (the "Corporation"), in lieu of an annual meeting of the Board of Directors and pursuant to the authority of Section 33-749 of the Connecticut Business Corporation Act, do hereby unanimously consent to the adoption of the following resolutions without a meeting and direct the Secretary of the Corporation to file this Consent with the minutes of the proceedings of the Board of Directors of this Corporation.

                            AMENDMENT OF THE BY-LAWS

RESOLVED, that the Board of Directors of the Corporation hereby amend the first sentence of Article III, Directors, 1, Number, Election and Term of Office of the By-laws as follows:

         "1. Number, Election and Term of Office. The property, business and affairs of the corporation shall be managed by or under the direction of a Board of Directors comprising not less than one (1) nor more than three (3) directorships in number."